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EXHIBIT 8.2

[Akin Gump Strauss Hauer & Feld LLP Letterhead]

May 21, 2003

Hotels.com
10440 North Central Expressway
Suite 400
Dallas, Texas 75231

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement") of USA Interactive, a Delaware corporation ("USA"), relating to the proposed merger of Hermitage Merger Corp., a Delaware corporation and wholly owned subsidiary of USA, with and into Hotels.com, a Delaware corporation.

        We have participated in the preparation of the discussion set forth in that section entitled "THE MERGER—Material United States Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Sincerely,

                      /s/ Akin Gump Strauss Hauer & Feld LLP

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